EXHIBIT 2.1



	                  SHARE PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into effective as of September 8, 2003, by and among Comp Property International Limited (hereinafter "Comp Property"), a corporation registered in the British Virgin Islands, and Mr. Wei Yuan, an individual (hereinafter the "Shareholder"), and Cowley Technologies Corp., a corporation registered in the State of Delaware, the United States of America (hereinafter "Cowley"). Each of Comp Property, the Shareholder and Cowley is also referred to as a "Party", collectively the "Parties".

	                         RECITALS

     WHEREAS, the Shareholder is the beneficial owner and holds of record one hundred percent (100%) of the shares of capital stock of Cowley;

     WHEREAS, Comp Property desires to purchase certain number of shares of capital stock of Cowley, upon consummation of which Comp Property will become the controlling shareholder of Cowley;

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1)   TERMS

     a) Capitalization of Cowley. Immediately prior to the closing of the transaction contemplated hereby, the Shareholder holds of record five million (5,000,000) shares, constituting one hundred percent (100%), of the capital stock of Cowley.

     b) Transfer of Existing Shares. As the sole shareholder of Cowley, the Shareholder will transfer to Comp Property four million two hundred fifty thousand (4,250,000) share of capital stock of Cowley (hereinafter the "Transfer"). In consideration of the Transfer and acquisition of the Cowley Shares, Comp Property agrees to pay the Shareholder an aggregate consideration of forty-two thousand five hundred U.S. dollars (US$42,500) (the "Acquisition Price").

     c) Issuance of New Shares. Concurrently with the Transfer, Comp Property agrees to purchase an additional ten million (10,000,000) shares of the capital stock of Cowley (the "New Cowley Shares"). In consideration for the subscription of of New Cowley Shares, Comp Property agrees to pay Cowley an aggregate consideration of one hundred thousand U.S. dollars (US$100,000) (the "Subscription Price").

     d) Upon consummation of the transactions, Comp Property Shareholder will hold ninety-five percent (95%) and five percent (5%) of the capital stock of Cowley, respectively.

     e) Legend. Upon issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Cowley Shares (and all securities issued in exchange or substitution therefor) shall bear the following legend or such other legend as may be appropriate with respect to the Cowley Shares to be resold:

         "THE SECURITIES EVIDENCED HEREBY WERE ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM."

     f) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall occur upon execution and delivery of this Agreement by the Parties, together with all documents, instruments, and agreements referred to herein by the respective parties referred to in such documents, instruments, and agreements. The date on which the Closing occurs shall be referred to as the "Closing Date".

2)	Deliveries at the Closing.

      a) The Shareholder's Obligations at Closing. At the Closing, the Shareholder will:

          i) Deliver or cause to be delivered to Comp Property a stock certificate or stock certificates representing and evidencing the Cowley Shares, endorsed in blank or accompanied by duly executed assignment documents or stock powers sufficient to transfer good and marketable title to the Cowley Shares to Comp Property; and

         ii) Execute and deliver this Agreement and all other documents, instruments, and agreements referred to herein or contemplated hereby.

      b)  Cowley's Obligations at Closing.  At the Closing, Cowley will:

          i) Deliver or cause to be delivered to Comp Property a stock certificate or stock certificates representing and evidencing the New Cowley Shares.

         ii) Execute and deliver this Agreement and all other documents, instruments, and agreements referred to herein or contemplated hereby.

      c) Comp Property's Obligations at Closing. At the Closing, Comp Property will:

          i) Transfer or cause to be transferred the Purchase Price and Subscription Price in immediately available funds to the Shareholder and Cowley, respectively.

         ii) Execute and deliver this Agreement and all other documents, instruments, and agreements referred to herein or contemplated hereby; and

3)   REPRESENTATIONS AND WARRANTIES

     a) Representations and Warranties of the Shareholder and Cowley. The Shareholder and Cowley hereby represent and warrant to Comp
         Property that the statements contained in this Section 3.a. are correct and complete as of the Closing Date. Notwithstanding Comp Property's due diligence investigation of the Shareholder and Cowley, Comp Property may rely on the representations and warranties contained in this Section 3.a.

         i)	 Authorization of Transaction.  The Shareholder and Cowley have full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

        ii)	 Validity of the Cowley Shares.  The Cowley Shares and New Cowley
             Shares are clear of any liens, claims and other encumbrances. Neither the Shareholder nor Cowley is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Cowley. All of the issued and outstanding equity interests of Cowley have been duly authorized and are validly issued, fully paid and non-assessable.

       iii)	 Noncontravention.  Neither the execution and delivery of this
             Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any governing law or other restrictions of any governmental authority to which the Shareholder and Cowley are subject, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, permit, governmental approval, certificate, instrument, or other arrangement to which they are a party or by which they are is bound or to which any of their assets or properties is subject.

        iv)	 Broker's Fees.  Neither the Shareholder nor Cowley has any
             liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Shareholder or Cowley could become liable or obligated.

         v)	 Disclosure.  The representations and warranties contained in this Section 3.a. do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this
             Section 3.a. not misleading.

   b)	 Representations and Warranties of Comp Property.  Comp Property hereby represents and warrants to the Shareholder that the statements contained in this Section 3.b are correct and complete as of the Closing Date. Moreover, notwithstanding the Shareholder's due diligence investigation of Comp Property, the Shareholder may rely on the representations and warranties contained in this Section 3.b.

       i) Organization of Comp Property. Comp Property is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

      ii) Authorization of Transaction. Comp Property has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

     iii) Restriction on Resale. Comp Property understands that the Cowley Shares and New Cowley Shares have not been registered for sale under the Securities Act of 1933, as amended, are being offered and sold to Comp Property pursuant to an exemption from registration under Section 4(2) of the Securities Act.

      iv) Undertaking. Comp Property hereby undertakes that, following the consummation of the transaction contemplated hereby, it will make, or cause to be made, all necessary filings, and take all other steps necessary to remain a reporting company under the Exchange Act of 1934, as amended.

       v) Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any governing law or other restrictions of any governmental authority to which Comp Property is subject, or any provision of its charter or bylaws, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, permit, governmental approval, certificate, instrument, or other arrangement to which Comp Property is a party or by which it is bound or to which any of its assets or properties is subject.

      vi) Broker's Fees. Comp Property has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Comp Property could become liable or obligated.

     vii)  Disclosure.  The representations and warranties contained in this
           Section 3.b. do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3.b. not misleading.

4)   MISCELLANEOUS

     a) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     b) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and assigns. No Party may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other; provided, however, that such consent shall not be unreasonably withheld.

     c) Counterparts. This Agreement may be executed by facsimile signature and in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     d) Headings. The section headings contained herein are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     e) Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic laws of Hong Kong without giving effect to any choice or conflict of law provision or rule (whether of Hong Kong or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Hong Kong.

     f) Amendments and Waivers. No amendments of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenants hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder to affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     g) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any state or jurisdiction shall not affect the validity or enforceability of the remaining terms and provision hereof or the validity or enforceability of the offending term or provision in any other situation or in any other state or jurisdiction.

     h) Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     i) Construction: Official Version. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

     j) Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breach of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of Hong Kong, in addition to any other remedy to which they may be entitled, at law or equity.

     IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement on the date first above written.



Wei Yuan                            Comp Property International Limited



By: /s/ Wei Yuan                     By: /s/ Vivian Lee Yu Lam
----------------------------         --------------------------------
    Wei Yuan                                Vivian Lee Yu Lam